FRANKLIN TAX-ADVANTAGED U.S. GOVERNMENT SECURITIES FUND
                       (A California Limited Partnership)
                            777 Mariners Island Blvd.
                           San Mateo, California 94402

Franklin Distributors, Inc.
777 Mariners Island Blvd.
San Mateo, California 94402

Re: Distribution Agreement

Gentlemen:

We are a California limited partnership operating as an open-end management investment company. As such, our partnership (referred to herein as the "Fund") is registered under the Investment Company Act of 1940, (the "1940 Act"), and its shares of partnership interest (the "Shares") are registered under the Securities Act of 1933 (the "1933 Act"). We desire to begin issuing our authorized but unissued Shares to authorized persons in accordance with applicable Federal and State securities laws. You have informed us that your company is registered as a broker-dealer under the provisions of the Securities Exchange Act of 1934 and that your company is a member of the National Association of Securities Dealers, Inc. ("NASD"). You have indicated your desire to act as the exclusive selling agent and distributor for the Shares. We have been authorized to execute and deliver this Agreement to you by a resolution of our Managing General Partners passed at a meeting at which a majority of our Managing General Partners, including a majority who are not otherwise interested persons of the Fund and who are not interested persons of our investment adviser, its related organizations or with you or your related organizations, were present and voted in favor of the said resolution approving this Agreement.

1. Appointment of Underwriter. Upon the execution of this Agreement and in consideration of the agreements on your part herein expressed and upon the terms and conditions set forth herein, we hereby appoint you as the exclusive sales agent for our Shares (except for sales made directly by the Fund without sales charge) and agree that we will deliver such Shares as you may sell. You agree to use your best efforts to promote the sale of Shares, but are not obligated to sell any specific number of Shares.

2. Independent Contractor. You will undertake and discharge your obligations hereunder as an independent contractor and shall have no authority or power to obligate or bind us by your actions, conduct or contracts except that you are authorized to accept orders for the purchase or repurchase of Shares as our agent. You may appoint sub-agents or distribute through dealers or otherwise as you may determine from time to time, but this Agreement shall not be construed as authorizing any dealer or other person to accept orders for sale or repurchase on our behalf or otherwise act as our agent for any purpose. You may allow such sub-agents or dealers such commissions or discounts not exceeding the total sales commission as you shall deem advisable so long as any such commissions or discounts are set forth in our current prospectus to the extent required by the applicable Federal and State securities laws.

3. Offering Price. The Shares of the Fund shall be offered for sale at a price equivalent to their respective net asset value plus a variable percentage of the public offering price as sales commission. On each business day on which the New York Stock Exchange is open for business, we will furnish you with the net asset value of the Shares which shall be determined in accordance with our then effective prospectus. All Shares will be sold in the manner set forth in our then effective prospectus.

4. Sales Commission. You shall be entitled to charge a sales commission on the sale of our Shares in the amount set forth in our then effective prospectus. Such commission (subject to any quantity or other discounts or eliminations of commission as set forth in our then current effective prospectus) shall be an amount mutually agreed upon between us and equal to the difference between the net asset value and the public offering price of such Shares.

5. Terms and Conditions of Sales. Shares of the Fund shall be offered for sale only in those jurisdictions where they have been properly registered or are exempt from registration, and only to those groups of people which the Managing General Partners may from time to time determine to be eligible to purchase such Shares, and subject to the terms and requirements as set forth in our current prospectus.

6. Payment of Shares. At or prior to the time of delivery of any of our Shares you will pay or cause to be paid to our Custodian or its successor, for our account, an amount in cash equal to the net asset value of such Shares. In the event that you pay for Shares sold by you prior to your receipt of payment from purchasers you are authorized to reimburse yourself for the net asset value of such Shares from the offering price of such Shares when received by you.

7. Purchases for Your Own Account. You shall not purchase our Shares for your own account for purposes of resale to the public, but you may purchase Shares for your own investment account upon your written assurance that the purchase is for investment purposes and that the Shares will not be resold except through redemption by us.

8. Sale of Shares to Affiliates. You may sell our Shares at net asset value to certain of your and our affiliated persons pursuant to the applicable provisions of the Federal Securities Statutes and Rules or Regulations thereunder (the "Rules and Regulations"), as amended from time to time.

9. Allocation of Expenses. We will pay the expenses:

      (a) Of the preparation of the audited and certified financial statements of the Fund to be included in any Post-Effective Amendments ("Amendments") to our Registration Statement under the 1933 Act or 1940 Act, including the prospectus and statement of additional information included therein;

      (b) Of the preparation, including legal fees, and of printing all Amendments or supplements filed with the Securities and Exchange Commission including the copies of the prospectuses and statements of additional information included in the Amendments and the first 10 copies of the definitive prospectuses and statements of additional information or supplements thereto, other than those necessitated by your (including your "Parent's") activities or Rules and Regulations related to your activities where such Amendments or supplements result in expenses which we would not otherwise have incurred;

      (c) Of the preparation, printing and distribution of any reports or communications which we send to our existing shareholders; and

      (d) Of filing and other fees to Federal and State securities regulatory authorities necessary to continue offering the Shares of the Fund.

You will pay the expenses:

      (a) Of printing the copies of the prospectuses and any supplements thereto and statements of additional information (which are necessary to continue to offer our Shares);

      (b) Of the preparation, excluding legal fees, and printing of all Amendments and supplements to our prospectuses and statements of additional information if the Amendment or supplement arises from your (including your "Parent's") activities or Rules and Regulations related to your activities and those expenses which would not otherwise have been incurred by us;

      (c) Of printing additional copies, for use by you as sales literature, of reports or other communications which we have prepared for distribution to our existing shareholders; and

      (d) Incurred by you in advertising, promoting and selling our Shares.

10. Furnishing of Information. We will furnish to you such information with respect to the Fund and its Shares, in such form and signed by such of our officers as you may reasonably request, and we warrant that the statements therein contained when so signed will be true and correct. We will also furnish you with such information and will take such action as you may reasonably request in order to qualify our Shares for sale to the public under the Blue Sky Laws of jurisdictions in which you may wish to offer them. We will furnish you with annual audited financial statements of our books and accounts certified by independent public accountants, with semi-annual financial statements prepared by us, and, from time to time, with such additional information regarding our financial condition as you may reasonably request.

11. Conduct of Business. Other than our currently effective prospectus and statement of additional information, you will not issue any sales material or statements except literature or advertising which conforms to the requirements of Federal and State securities laws and regulations and which have been filed, where necessary, with the appropriate regulatory authorities. You will furnish us with copies of all such materials prior to their use and no such material shall be published if we shall reasonably and promptly object.

      You shall comply with the applicable Federal and State laws and regulations where our Shares are offered for sale and conduct your affairs with us and with dealers, brokers or investors in accordance with the Rules of Fair Practice of the NASD.

12. Redemption or Repurchase Within Seven Days. If Shares are tendered to us for redemption or repurchase by us within seven business days after your acceptance of the original purchase order for such Shares, you will immediately refund to us the full sales commission (net of allowances to dealers or brokers) allowed to you on the original sale, and will promptly, upon receipt thereof, pay to us any refunds from dealers or brokers of the balance of sales commissions reallowed by you. We shall notify you of such tender for redemption within 10 days of the day on which notice of such tender for redemption is received by us.

13. Other Activities. Your services pursuant to this Agreement shall not be deemed to be exclusive, and you may render similar services and act as an underwriter, distributor or dealer for other investment companies in the offering of their shares.

14. Term of Agreement. This Agreement shall become effective on the date of its execution, and shall remain in effect for a period of one (1) year. The Agreement is renewable annually thereafter for successive periods not to exceed one year (i) by a vote of a majority of the outstanding voting securities of the Fund or by a vote of the Managing General Partners of the Fund, and (ii) by a vote of a majority of the Managing General Partners of the Fund who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as Managing General Partners of the Fund), cast in person at a meeting called for the purpose of voting on the Agreement.

      This Agreement may at any time be terminated by the Fund without the payment of any penalty, (i) either by vote of the Managing General Partners of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on ninety (90) days' written notice to you; or (ii) by you on ninety days' written notice to the Fund; and shall immediately terminate in the event of its assignment.

15. Suspension of Sales. We reserve the right at all times to suspend or limit the public offering of the Shares of the Fund upon two (2) days' written notice to you.

16. Distribution Plan.

      A. The provisions set forth in this paragraph 16 (hereinafter referred to as the "Plan") have been adopted pursuant to Rule 12b-1 under the 1940 Act by the Fund, having been approved by a majority of the Managing General Partners who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested Managing General Partners"), cast in person at a meeting called for the purpose of voting on such Plan. The Managing General Partners concluded that the compensation to be paid to the Manager of the Fund was fair and not excessive, and that due solely to the uncertainty that may exist-from time to time with respect to whether payments to be made by the Fund or the Manager to other firms may be deemed to constitute distribution expenses, it was determined that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders. The Managing General Partners' approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders. The Plan has also been approved by a vote of at least a majority of the Fund's outstanding voting securities.

      B. No additional payments are to be made by the Fund as a result of the Plan other than the compensation the Fund is otherwise obligated to make (i) to the Manager pursuant to paragraph 4 of the Management Agreement between the Fund and Franklin Advisers, Inc. and (ii) to its Shareholder Servicing Agent pursuant to their respective Agreements as in effect at any time, including any reimbursement for costs the Fund is obligated to make under said agreements. Notwithstanding subparagraphs (i) and (ii) above, the Plan recognizes that the Fund may also make payments in the ordinary course of its business and to the extent any such payments by the Fund or to or by the Manager, the Fund's Shareholder Servicing Agent or other parties on behalf of the Fund, the Manager or the Shareholder Servicing Agent are deemed (e.g. by a court of law) to be payments for the financing of any activity primarily intended to result in the sale of Shares issued by the Fund within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be made pursuant to the Plan as set forth herein. Such costs, the payment of which are intended to be within the scope of the Plan, but only to the extent they are deemed to be payments for an activity primarily intended to result in the sale of Shares issued by the Fund, may include, but not necessarily be limited to, the following:

     (a) the costs of the preparation, printing and mailing of all required reports and notices to shareholders;

     (b) the costs of the preparation, printing and mailing or other dissemination of all prospectuses (including statements of additional information);

     (c) the costs of the preparation, printing and mailing of any proxy statements and proxies;

     (d) all legal and accounting fees relating to the preparation of any such reports, prospectuses, statements of additional information, proxies and proxy statements;

     (e) all fees and expenses relating to the qualification of the Fund and/or its Shares under the securities or "Blue Sky" laws of any jurisdiction;

     (f) all fees under the 1933 Act and the 1940 Act, including fees in connection with any application for exemption relating to or directed toward the sale of the Shares of the Fund;

     (g) all fees and assessments of the Investment Company Institute or other trade or any successor organization, irrespective of whether some of its activities are designed to provide sales assistance;

     (h) all costs of the preparation and mailing of confirmations of Shares sold or redeemed, and reports of Share balances;

     (i) all costs of responding to telephone or mail inquiries of investors or prospective investors; and

     (j) payments to dealers, financial institutions, advisers, or other firms, any one of whom may receive monies in respect of the Shares of the Fund owned by shareholders for whom such firm is the dealer of record or holder of record in any capacity, or with whom such firm has a servicing, agency or distribution relationship. Servicing may include, among other things: (i) answering client inquiries regarding the Fund;
          (ii) assisting clients in changing distribution options, account designations and addresses; (iii) performing sub-accounting; (iv) establishing and maintaining shareholder accounts and records; (v) processing purchases and redemption transactions; (vi) automatic investment in Fund Shares of client cash account balances; (vii) providing periodic statements showing a client's account balance and integrating such statements with those of other transactions and balances in the client's other accounts serviced by such firm; (viii) arranging for bank transfers; and (ix) such other services as the Fund may request, to the extent such firms are permitted by applicable statute, rule or redemption to render such services.

C. Notwithstanding any of the foregoing, while the Plan is in effect, the following terms and provisions will apply:

      (a) You shall report in writing to the Managing General Partners of the Fund at least quarterly on the amounts and purpose of payments for any of the activities in subparagraph B of this paragraph 16 and shall furnish the Managing General Partners with such other information as the Managing General Partners may reasonably request in connection with such payments in order to enable the Managing General Partners to make an informed determination of whether the Plan should be continued.

      (b) The Plan shall continue in effect for a period of more than one year from the date written below only so long as such continuance is specifically approved at least annually by the Fund's Managing General Partners, including the non-interested Managing General Partners, cast in person at a meeting called for the purpose of voting on the Plan.

      (c) The Plan may be terminated at any time by vote of a majority of the non-interested Managing General Partners or by vote of a majority of the Fund's outstanding voting securities on not more than sixty (60) days' written notice to any other party to the Plan, and shall terminate automatically in the event of any act that constitutes an assignment of this Distribution Agreement or the Management Agreement.

      (d) The Plan may not be amended to increase materially the amount deemed to be spent for distribution without approval by the Fund's shareholders, and all material amendments to the Plan shall be approved by the non-interested Managing General Partners cast in person at a meeting called for the purpose of voting on such amendment.

      (e) So long as the Plan is in effect, the selection and nomination of the Fund's non-interested Managing General Partners shall be committed to the discretion of such non-interested Managing General Partners.

17. Miscellaneous. This Agreement shall be subject to the laws of the State of California and shall be interpreted and construed to further promote the operation of the Fund as an open-end investment company. As used herein the terms "Net Asset Value", "Offering Price", "Investment Company", "Open-End Investment Company", "Assignment", "Principal Underwriter", "Interested Person", "Parents", "Affiliated Person", and "Majority of the Outstanding Voting Securities" shall have the meanings set forth in the 1933 Act or the 1940 Act and the Rules and Regulations thereunder.

Nothing herein shall be deemed to protect you against any liability to us or to our securities holders to which you would otherwise be subject by reason of wilful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

If the foregoing meets with your approval, please acknowledge your acceptance by signing each of the enclosed copies, whereupon this will become a binding agreement as of the date set forth below.

                                    Very truly yours,

                                    FRANKLIN TAX-ADVANTAGED U.S. GOVERNMENT
                                    SECURITIES FUND
                                    (A California Limited Partnership)


                                    /s/ Charles B. Johnson
                                    Managing General Partner

Accepted:

FRANKLIN DISTRIBUTORS , INC.


/s/ Rupert H. Johnson, Jr.
Senior Vice President

DATED: May 4, 1987